Exhibit 99.1

On October 20, 2016, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $615.3 million today announced operating results for the quarter and nine month period ended September 30, 2016 and that its Board of Directors approved a cash dividend of $0.11 per common share payable December 15, 2016 to shareholders of record at the close of business on November 30, 2016.

For the quarter ended September 30, 2016, the Corporation reported net income of $1,378,000, or $0.42 basic earnings per share. This compares to the third quarter of 2015 net income of $1,503,000, or $0.45 basic earnings per share.  The decrease in operating results for the third quarter of 2016 as compared to the same period in 2015 was primarily attributable to a decrease in net interest income of $298,000 and an increase in non-interest expenses of $140,000 offset by an increase in non-interest income of $246,000 and a decrease in income taxes of $67,000. The decrease in net interest income was largely attributable to roughly $186,000 less loan discount accretion relating to the November 2014 Ohio State Bank (OSB) acquisition.

Net income for the nine months ended September 30, 2016 totaled $4,021,000, or $1.22 basic earnings per share compared to $4,528,000, or $1.35 basic earnings per share for the same period in 2015. Compared with the same period in 2015, net income decreased $507,000, or 11.2%. The decrease in operating results for the nine month period ended September 30, 2016 as compared to the nine month period ended September 30, 2015 was primarily attributable to a decrease in net interest income of $1,121,000 and an increase in income taxes of $220,000 offset by an increase in non-interest income of $148,000, an increase in non-interest expenses of $114,000. The decrease was also attributable to a credit for loan and lease losses of $700,000 in 2016 compared to a $100,000 provision for the same period in 2015.  The decrease in net interest income for the nine month period ended September 30, 2016 was largely attributable to roughly $686,000 less loan discount accretion relating to the OSB acquisition.  The increase in income taxes, despite a $287,000 decrease in income before income taxes, was due to a one-time tax benefit of $331,000 recognized during the second quarter of 2015 relating to the OSB acquisition.

The allowance for loan losses as a percentage of total loans decreased to 0.94% at September 30, 2016 compared to 1.00% at September 30, 2015.

For the quarter ended September 30, 2016, non-interest income was $1,289,000, compared to $1,043,000 for the third quarter of 2015, a $246,000 (23.6%) increase. For the nine month period ended September 30, 2016, non-interest income was $3,471,000 compared to $3,323,000 for the same period of 2015, a $148,000 (4.4%) increase. The year to date increase in non-interest income was mainly attributable to a $41,000 increase in gain on sale of loans, a $43,000 increase in gain on sale of securities and increases in other operating income of $64,000.

For the quarter ended September 30, 2016, non-interest expenses were $4,454,000, compared to $4,314,000 for the third quarter of 2015, a $140,000 (3.3%) increase. For the nine month period ended September 30, 2016, non-interest expenses totaled $13,371,000, compared to $13,257,000 for the same period of 2015, an increase of $114,000 (0.9%).  The increase in non-interest expenses for the nine month period ended September 30, 2016 was primarily attributed to increases in premises and equipment expense, investment management fees, stationary and printing, legal fees, ATM processing fees, and IT expense offset by decreases in salaries and benefits expense, data processing expense and Ohio financial institutions tax.

Total assets amounted to $615.3 million at September 30, 2016, compared to $608.7 million at December 31, 2015, an increase of $6.6 million (1.1%).  The increase in total assets was primarily the result of increases of $9.2 million (5.0%) in available-for-sale securities and $5.3 million (1.5%) in net loans and leases, offset by a decrease in cash of $6.7 million (29.1%) and a decrease of $1.3 million (24.8%) in other assets. Deposits during this same period decreased $921,000 or 0.2%.

Shareholders’ equity increased from $71.6 million at December 31, 2015 to $75.3 million at September 30, 2016.  This increase was the result of net income of $4,021,000, dividends paid of $1,086,000, $633,000 from the repurchase of 33,668 shares, $18,000 from the issuance of 843 treasury shares under the Corporation’s Employee Stock Purchase Plan, and a $1,463,000 increase in unrealized securities gains, net of tax.  The increase in unrealized securities gains during the nine month period ended September 30, 2016, was the result of customary and expected changes in the bond market.  Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Delaware, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2015 Form 10-K.